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                                                                     Exhibit 8.2

Internal Revenue Service                         Department of the Treasury


Index Number: 351.00-00                          Washington, DC 20224


Glen M. Johnson                                  Person to Contact:
Chief Financial Officer                          Douglas C. Bates, ID# 50-19577
Board of Trade of the City of Chicago            Telephone Number:
141 W. Jackson Boulevard                         (202) 622-7550
Chicago, Illinois 60604                          Refer Reply To:
                                                 CC:CORP:B05-PLR-163274-01
                                                 Date:
                                                 September 30, 2002

Re: Board of Trade of the City of Chicago

Taxpayer                   =    Board of Trade of the City of Chicago
                                (Delaware)
                                E.I.N. 36-0819800

Business A                 =    Commodities futures and options trading

Date B                     =    August 28, 2000

Date C                     =    September 30, 2000

Date D                     =    August 15, 2001

Property M                 =    Ceres limited partnership

n                          =    3,600

P                          =    Trading

q                          =    approximately one-half of one percent of its
                                value

State X                    =    Delaware

State Y                    =    Illinois

Entity Z                   =    Chicago Board Options Exchange

Class 1                    =    Full Members (may trade in all listed contracts)

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PLR-163274-01

Class 2                    =    Associate Members (may trade GIMs, COMs,
                                and IDEMs)

Class 3                    =    GIMs (Government Instrument Market only)

Class 4                    =    COMs (Commodity Options Market only)

Class 5                    =    IDEMs (Index, Debt, and Energy Market only)



Dear Glen M. Johnson:

     We respond to your letter dated October 30, 2001, requesting rulings on the federal income tax consequences of proposed transactions. Additional information was submitted in letters dated December 5, 2001, January 28, 2002, March 7, 2002, June 3, 2002, August 13, 2002, August 15, 2002, September 4, 2002, and
September 23, 2002. The information submitted for consideration is summarized below.

     Taxpayer is a State X not-for-profit, nonstock membership corporation, filing a consolidated federal income tax return as a Subchapter C corporation. Taxpayer uses the calendar year as its annual accounting period and the accrual method of accounting. Taxpayer derives its revenues primarily from Business A.

     As a membership organization, Taxpayer's charter does not provide for the issuance of stock. Rather, participation in Taxpayer is obtained through a membership interest. Taxpayer currently has over n memberships outstanding. Currently there are five classes of membership: Class 1, Class 2, Class 3, Class 4, and Class 5. Each of the five classes entitles a member to conduct business in one or more of Taxpayer's product lines. Taxpayer's bylaws do not provide for the distribution of dividends, but in the event of a liquidation, the proceeds from the dissolultion would be shared among the members, in a ratio depending on each member's class. Taxpayer's current voting rights are distributed between Class 1 and Class 2 members in a ratio depending on each member's class. Class 3, Class 4, and Class 5 members presently have no voting rights. Taxpayer's Class 1 members also have a legal right to become members of Entity Z. Nearly all of the members own interests in Property M. These interests may not be transferred separately from their corresponding memberships, according to the agreement governing Property M.

     Taxpayer intends to complete a series of transactions resulting in the restructuring of Taxpayer into a State X for-profit, stock corporation. Taxpayer has already completed several steps in this series of transactions. The completed steps are as follows:

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PLR-163274-01

     (i) Taxpayer, previously incorporated in State Y, formed a new not-for-profit nonstock State X corporation as a wholly owned subsidiary and merged with and into the new subsidiary, with the members of State Y Taxpayer becoming members in the surviving State X entity with nearly identical terms and conditions of membership, effective as of Date B;
     (ii) Taxpayer formed a for-profit stock subsidiary and contributed some of its assets (q) to the subsidiary, effective as of Date C; and
     (iii) Taxpayer formed a for-profit, stock subsidiary ("Holdco"), which in turn formed a for-profit, stock subsidiary ("Transitory Merger Sub"), effective as of Date D;

     Taxpayer represents that it will undertake the following additional steps:

     (i) Taxpayer's members will contribute the Equity Rights portions of their old memberships to Holdco, and will receive in exchange for such Equity Rights shares of Holdco common stock, based upon a specified number of shares for each class of members;
     (ii) Transitory Merger Sub will merge with and into Taxpayer, with Taxpayer surviving as a wholly owned subsidiary of Holdco;
     (iii) Taxpayer will change its status from not-for-profit to for-profit while remaining a membership corporation; and
     (iv) Taxpayer's members will exchange their old memberships for new memberships which will not differ materially with respect to Non-Equity P Rights (including the right to become a member of Entity Z, where applicable), but which will have no Equity Rights.

     As a result of these steps, Taxpayer proposes to convert the members' Equity Rights in Taxpayer into shares of stock of Holdco, while allowing the members to retain their respective Non-Equity P Rights.

     Taxpayer represents that it has no plan or intent to acquire members' interests in Property M, and that transfer of such interests by the members will remain restricted in the same manner as before the restructuring transactions.

     Thus, based solely on the information and representations submitted, and the deemed separation of Equity Rights and Non-Equity P Rights, we hold as follows:

     (1) Taxpayer's reincorporation as a not-for-profit nonstock State X membership corporation qualifies as a reorganization under
           (S) 368(a)(1)(F);

     (2) No gain or loss will be recognized to the members of State Y Taxpayer upon the reincorporation into State X Taxpayer or upon the exchange of State Y Taxpayer membership interests for State X Taxpayer membership interests (S) 364(a)(1));

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PLR-163274-01

     (3) The Non-Equity P Rights held by Taxpayer's members prior to the restructuring transactions are not materially different in kind and extent from the Non-Equity P Rights that will be held by Taxpayer's members subsequent to the restructuring transactions;
     (4) No gain or loss will be recognized to the members of Taxpayer upon the receipt of P rights in exchange for their old Non-Equity P Rights ((S) 1001);
     (5) The transfer of Equity Rights to Holdco for Holdco stock in conjunction with the merger of Transitory Merger Sub with and into Taxpayer will be treated as a transaction described under
           (S) 351 (a);
     (6) The formation and merger of Transitory Merger Sub will be disregarded for Federal income tax purposes;
     (7) No gain or loss will be recognized to the members of Taxpayer upon their receipt of Holdco stock in conjunction with the merger of Transitory Merger Sub with and into Taxpayer ((S) 351 (a));
     (8) No gain or loss will be recognized to Holdco upon the receipt of Equity Rights in Taxpayer in exchange for its stock pursuant to the merger of Transitory Merger Sub with and into Taxpayer ((S) 1032(a));
     (9) The basis of the Non-Equity P Rights received by each member pursuant to the restructuring transactions will equal such member's basis in his or her Non-Equity P Rights immediately before the restructuring transactions;
     (10) The basis of the Holdco stock received by each member pursuant to the restructuring transactions will equal such member's basis in his or her Equity Rights immediately before the restructuring transactions ((S) 358(a)); and
     (11) Provided the property exchanged was a capital asset or an asset described in (S) 1231, the holding period of the Non-Equity P Rights and the Holdco stock received by-each member pursuant to the restructuring transactions will include the holding period of such member's State Y Taxpayer membership ((S) 1223(l)).

     This ruling is directed only to the taxpayer requesting it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

     The rulings contained in this letter are based upon information and representabons submitted by the taxpayer and accompanied by penalties of perjury statements executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

     A copy of this letter must be attached to any income tax return to which it is relevant.

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PLR-163274-01

     In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to your authorized representative.

                                           Sincerely,

                                           /s/ Debra Carlisle
                                           ------------------
                                           Debra Carlisle
                                           Chief, Branch 5
                                           Office of the Associate Chief Counsel
                                           (Corporate)